Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Dollar amounts presented in millions, except per share amounts)

Description of Transaction

On January 16, 2019, Leggett & Platt, Incorporated (“Leggett,” “Company,” “we” or “us”) completed the acquisition of Elite Comfort Solutions, Inc. (“ECS”) pursuant to the Stock Purchase Agreement, dated November 6, 2018 (the “Purchase Agreement”) whereby Leggett purchased all of the issued and outstanding shares of capital stock of ECS from Elite Comfort Solutions LP (the “Seller”) for cash consideration of approximately $1.25 billion (the “ECS Acquisition”). Reference is made to the Purchase Agreement which was filed as Exhibit 2.1 to the Company’s Form 8-K on November 7, 2018.

ECS, headquartered in Newnan, Georgia, is a leader in specialized foam technology, primarily for the bedding and furniture industries. With 16 facilities across the United States, ECS operates a vertically-integrated model, developing many of the chemicals and additives used in foam production, producing specialty foam, and manufacturing private-label finished products. These innovative specialty foam products include finished mattresses sold through both traditional and online channels, mattress components, mattress toppers and pillows, and furniture foams. ECS has a diversified customer mix and a strong position in the high-growth compressed mattress market segment. ECS is expected to become a separate business unit and operate within Leggett's Residential Products segment. The ECS management team will continue to lead the business. Leggett plans to maintain all 16 of ECS’s facilities.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the ECS Acquisition and certain contemporaneous financing transactions (collectively, the "Transaction").

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transaction. The accompanying unaudited pro forma condensed combined statement of operations does not include benefits expected from revenue or product mix enhancements, operating synergies or cost savings that may be realized, or integration-related costs that may be incurred subsequent to the Transaction.

The unaudited pro forma condensed combined balance sheet as of December 31, 2018, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 are based upon, derived from and should be read in conjunction with the historical audited consolidated financial statements of the Company for the year ended December 31, 2018, (which are available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2019), and the historical financial statements of ECS included in this Form 8-K/A.

For purposes of the pro forma condensed combined statement of operations, results for ECS are presented for the twelve-month period ended December 29, 2018. This information was derived from the historical audited statement of operations of ECS for the year ended September 29, 2018, as included within this Form 8-K/A and the historical unaudited statements of operations of ECS for the three months ended December 29, 2018 and December 30, 2017, as included within this Form 8-K/A. For purposes of the pro forma condensed combined balance sheet, we utilized the unaudited historical balance sheet of ECS as of December 29, 2018 included in this Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 assumes that the Transaction occurred on January 1, 2018, the beginning of our fiscal year ended December 31, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 assumes that the Transaction occurred on December 31, 2018. The historical combined financial information has been adjusted to give effect to pro forma events that are: 1) directly attributable to the Transaction; 2) factually supportable; and 3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

Acquisition Accounting

The ECS acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") Topic 805, "Business Combinations" ("ASC 805"), and using the fair value concepts defined in ASC Topic 820, "Fair Value Measurements" ("ASC 820"). ASC 820 defines the term "fair value"

Exhibit 99.3

and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures.

Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to the ECS Acquisition.

Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management's internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the ECS Acquisition had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma condensed combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and our future results of operations and financial position.

Exhibit 99.3

Leggett & Platt, Incorporated
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018

(Amounts in millions, except per share data)
	Leggett 12/31/18	ECS 12/29/18 (Note 4)	Financing Adjustments	Note	Acquisition Adjustments	Note	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$268.1	$21.1	$1,250.0	6a	$(1,250.0)	5a	$289.2
Trade receivables, net	545.3	77.5	—		(1.4)	5g	621.4
Other receivables, net	26.3	1.6	—		—		27.9
Total receivables, net	571.6	79.1	—		(1.4)		649.3
Inventories
Finished goods	331.6	25.2	—		5.1	5b	361.9
Work in process	49.6	1.8	—		.2	5b	51.6
Raw materials and supplies	334.9	28.3	—		—		363.2
LIFO reserve	(82.2)	—	—		—		(82.2)
Total inventories, net	633.9	55.3	—		5.3		694.5
Prepaid expenses and other current assets	51.0	2.2	—		—		53.2
Total current assets	1,524.6	157.7	1,250.0		(1,246.1)		1,686.2
Property, Plant and Equipment—at cost
Machinery and equipment	1,281.7	60.5	—		(9.7)	5c	1,332.5
Buildings and other	656.8	26.4	—		.7	5c	683.9
Land	42.4	.6	—		1.6	5c	44.6
Total property, plant and equipment	1,980.9	87.5	—		(7.4)		2,061.0
Less accumulated depreciation	1,252.4	16.0	—		(16.0)	5c	1,252.4
Net property, plant and equipment	728.5	71.5	—		8.6		808.6
Other Assets
Goodwill	833.8	225.6	—		312.4	5e	1,371.8
Other intangibles, net	178.7	212.6	—		431.3	5d	822.6
Sundry	116.4	1.2	—		—		117.6
Total other assets	1,128.9	439.4	—		743.7		2,312.0
TOTAL ASSETS	3,382.0	668.6	1,250.0		(493.8)		4,806.8
LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	1.2	20.7	37.5	6a	(20.7)	5h	38.7
Accounts payable	465.4	30.7	—		(1.4)	5g	494.7
Accrued expenses	262.7	37.4	—		(14.5)	5j	285.6
Other current liabilities	86.4	—	—		—		86.4
Total current liabilities	815.7	88.8	37.5		(36.6)		905.4
Long-term Liabilities
Long-term debt	1,167.8	355.0	1,212.5	6a	(355.0)	5h	2,380.3
Other long-term liabilities	155.3	—	—		—		155.3
Deferred income taxes	85.6	24.5	—		98.1	5f	208.2
Total long-term liabilities	1,408.7	379.5	1,212.5		(256.9)		2,743.8
Commitments and Contingencies
Equity
Capital stock: Preferred stock—authorized, 100.0 shares; none issued; Common stock—authorized, 600.0 shares of $.01 par value; 198.8 shares issued	2.0	—	—		—		2.0
Additional contributed capital	527.1	224.6	—		(224.6)	5i	527.1
Retained earnings	2,613.8	(24.3)	—		24.3	5i	2,613.8
Accumulated other comprehensive loss	(77.6)	—	—		—		(77.6)
Less treasury stock—at cost (68.3 shares at December 31, 2018)	(1,908.3)	—	—		—		(1,908.3)
Total Leggett & Platt, Inc. equity	1,157.0	200.3	—		(200.3)		1,157.0
Noncontrolling interest	.6	—	—		—		.6
Total equity	1,157.6	200.3	—		(200.3)		1,157.6
TOTAL LIABILITIES AND EQUITY	$3,382.0	$668.6	$1,250.0		$(493.8)		$4,806.8

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Combined Balance Sheet

Exhibit 99.3

Leggett & Platt, Incorporated
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018

(Amounts in millions, except per share data)	Leggett 12/31/18	ECS 12/29/18 (Notes 2 and 4)	Financing Adjustments	Note	Acquisition Adjustments and Eliminations	Note	Pro Forma Combined
Net sales	$4,269.5	$603.7	—		$(2.4)	7a	$4,870.8
Cost of goods sold	3,380.8	481.6	—		(.8)	7b	3,861.6
Gross profit	888.7	122.1	—		(1.6)		1,009.2
Selling and administrative expenses	425.1	45.7	—		(3.7)	7c	467.1
Amortization of intangibles	20.5	11.3	—		37.0	7d	68.8
Impairments	5.4	—	—		—		5.4
Gain on sale of assets and businesses	(1.9)	—	—		—		(1.9)
Other expense (income), net	2.7	(.9)	—		—		1.8
Earnings before interest and income taxes	436.9	66.0	—		(34.9)		468.0
Interest expense	60.9	41.2	(.2)	8a	(3.2)	7e	98.7
Interest income	8.4	—	—		—		8.4
Earnings from operations before income taxes	384.4	24.8	.2		(31.7)		377.7
Income taxes	78.3	7.8	—	8b	(7.9)	7f	78.2
Net earnings	306.1	17.0	.2		(23.8)		299.5
(Earnings) attributable to noncontrolling interest, net of tax	(.2)	—	—		—		(.2)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$305.9	$17.0	$.2		$(23.8)		$299.3

Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$2.28						$2.23
Diluted	$2.26						$2.21

Basic Shares	134.3		—	8c			134.3
Diluted Shares	135.2		—	8c			135.2

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Combined Statement of Operations

Exhibit 99.3

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from historical consolidated financial statements of Leggett and ECS. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma adjustments that are: (1) directly attributable to the ECS Acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are based on certain assumptions that we believe are reasonable and described in the notes.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the ECS Acquisition.

2. Conforming Year-Ends

Leggett's fiscal year ended on December 31, 2018 and ECS's fiscal year ended on September 29, 2018. Therefore, ECS's historical statement of operations has been recast to conform with Leggett's fiscal calendar.

The following table presents the reconciliation of the information derived from the ECS historical unaudited statements of operations for the three-month periods ended December 29, 2018 and December 30, 2017, and the audited year ended September 29, 2018 included in this Form 8-K/A, to the twelve-month period ended December 29, 2018, presented in the unaudited pro forma statement of operations.

		Plus	Less
Financial Statement Element	Fiscal Year Ended September 29, 2018	Quarter Ended December 29, 2018	Quarter Ended December 30, 2017	12 Months Ended December 29, 2018
Net Sales	$611.5	$148.6	$156.4	$603.7
Cost of sales	494.2	117.6	130.2	481.6
Gross Profit	117.3	31.0	26.2	122.1
Selling, general and administrative	51.9	18.5	13.4	57.0
Income from operations	65.4	12.5	12.8	65.1
Other expense (income):
Interest	40.8	10.3	9.9	41.2
Other income, net	(.9)	.2	.2	(.9)
Total other expenses, net	39.9	10.5	10.1	40.3
Income before income taxes	25.5	2.0	2.7	24.8
(Benefit) provision for income taxes	(1.4)	.7	(8.5)	7.8
Net income	26.9	1.3	11.2	17.0
Other comprehensive income	—	—	—	—
Comprehensive income	$26.9	$1.3	$11.2	$17.0

3. Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Leggett has completed a preliminary review of accounting policies for purposes of the unaudited pro forma condensed combined financial information and did not identify any material differences in accounting policies and determined that no significant adjustments are necessary to conform with accounting principles generally accepted in the United States of America.

Management will conduct a final review of ECS’s accounting policies to determine if differences in accounting policies require adjustment of ECS’s results of operations or of assets or liabilities to conform to the Company’s accounting policies, or other adjustments which may be required by acquisition accounting rules. As a result of that review, management may identify

Exhibit 99.3

differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

4. Reclassifications of Historical ECS Business Financial Information

The adjustments listed below reclassify the presentation of financial statement information in the ECS statement of operations, as conformed for the 12 months ended December 29, 2018 (Note 3), to that of Leggett:

Financial Statement Element for ECS	ECS 12 Months Ended December 29, 2018 (Note 2)	Reclassification Adjustments	ECS 12 Months Ended December 29, 2018 Reclassified to Leggett's Presentation	Financial Statement Element for Leggett
Net Sales	$603.7	$—	$603.7	Net Sales
Cost of sales	481.6	—	481.6	Cost of good sold
Gross Profit	122.1	—	122.1	Gross Profit
Selling, general and administrative	57.0	(11.3)	45.7	Selling and administrative expenses
	—	11.3	11.3	Amortization of intangibles
Other income, net	(.9)	—	(.9)	Other expense (income), net

	66.0	—	66.0	Earnings before interest and income taxes
Interest	41.2	—	41.2	Interest expense
Income before income taxes	24.8	—	24.8	Earnings from operations before income taxes
Provision (Benefit) for income taxes	7.8	—	7.8	Income taxes
Net income	$17.0	$—	$17.0	Net earnings

Exhibit 99.3

The reclassification adjustments to the historical ECS balance sheet to conform ECS’s presentation of financial statement information to that of Leggett are as follows:

Financial Statement Element for ECS	Historical ECS Presentation December 29, 2018	Reclassification Adjustments	ECS December 29, 2018 Reclassified to Leggett's Presentation	Financial Statement Element for Leggett
Cash	$21.1	$—	$21.1	Cash and cash equivalents

Accounts receivable, net	77.5	—	77.5	Trade receivables, net

	—	1.6	1.6	Other receivables, net

Inventory	55.3	(55.3)	—
	—	25.2	25.2	Finished goods
	—	1.8	1.8	Work in process
	—	28.3	28.3	Raw materials and supplies

Other current assets	2.4	(.2)	2.2	Prepaid expenses and other current assets

Income tax receivable	1.4	(1.4)	—

Property, plant and equipment, net	71.5	(71.5)	—
	—	60.5	60.5	Machinery and equipment
	—	26.4	26.4	Buildings and other
	—	.6	.6	Land
	—	(16.0)	(16.0)	Less accumulated depreciation

Intangible assets, net	212.6	—	212.6	Other intangibles, net

Goodwill	225.6	—	225.6	Goodwill

Other assets	1.2	—	1.2	Sundry
Total assets	$668.6	$—	$668.6	Total assets

Accounts payable	$30.7	$—	$30.7	Accounts payable

Accrued expenses	22.9	14.5	37.4	Accrued expenses

Deferred compensation	14.5	(14.5)	—

Current portion of long-term debt	20.7	—	20.7	Current maturities of long-term debt

Long-term debt, net of deferred financing fees	355.0	—	355.0	Long-term debt

Deferred tax liabilities	24.5	—	24.5	Deferred income taxes

Shareholder's Equity	200.3	(200.3)	—
	—	224.6	224.6	Additional contributed capital
	—	(24.3)	(24.3)	Retained earnings
Total liabilities and shareholder's equity	$668.6	$—	$668.6	Total liabilities and shareholders' equity

Exhibit 99.3

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments Related to the Acquisition

The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of ECS’s tangible and identifiable intangible assets acquired and liabilities assumed at the date of closing. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets for purposes of these unaudited pro forma condensed combined financial information, along with the related income tax effect, may be material.

The consideration paid and preliminary allocation of the purchase price to the fair value of ECS’s assets acquired and liabilities assumed, prepared as if the acquisition date were December 31, 2018, is presented as follows:

	Note	Amounts as of Acquisition Date
Total Consideration paid to Sellers	5a	$1,250.0

Book value of net assets acquired at December 29, 2018		200.3
Adjusted for:
Elimination of existing goodwill and intangible assets		(438.2)
Employee incentive plan obligation not assumed by Leggett	5j	14.5
Long-term debt not assumed by Leggett	5h	375.7
Adjusted book value of net assets acquired		$152.3
Preliminary adjustments to:
Inventories	5b	5.3
Net property, plant and equipment	5c	8.6
Other intangibles, net	5d	643.9
Deferred income taxes	5f	(98.1)
Goodwill	5e	538.0
Reconciliation to consideration transferred		$1,250.0

5a. Represents cash consideration transferred to the Sellers as calculated below:

Consideration paid to sellers
Cash consideration from issuances of commercial paper	$750.0
Cash consideration from issuance of term loan	500.0
Total consideration paid to sellers	$1,250.0
There is no contingent consideration associated with the ECS Acquisition.

5b. The fair value of finished goods is estimated at selling price less cost to dispose and a reasonable profit allowance for completing the selling effort. Work in process inventory is valued based on the estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit allowance for the completing and selling efforts of Leggett based on profit for similar finished goods.

Exhibit 99.3

5c. The fair value estimate for net property, plant and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for fixed assets may differ from this preliminary determination. The fair value of fixed assets is determined primarily using a combination of the cost approach and the sales comparison approach.

	Preliminary Estimated Useful Life (years)	Historical Carrying Amount	Preliminary Fair Value Adjustment	Preliminary Fair Value	Preliminary Estimated Annual Depreciation Expense
Machinery and equipment	7	$60.5	$(9.7)	$50.8	$7.3
Buildings and other	20-30	26.4	.7	27.1	1.4
Land	N/A	.6	1.6	2.2	—
Total property, plant and equipment	N/A	87.5	(7.4)	80.1	8.7
Accumulated depreciation	N/A	(16.0)	16.0	—	—
Net property, plant and equipment		$71.5	$8.6	$80.1	$8.7

An increase/decrease of one year in the preliminary estimated useful life would decrease/increase depreciation expense by approximately $1.1 for the year ended December 31, 2018. An increase/decrease of 10% in the preliminary fair value would increase/decrease depreciation expense by approximately $.9 for the year ended December 31, 2018.

5d. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination.

The fair value is determined primarily using the “income approach,” which provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the calculation include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results. The following table represents preliminary fair value adjustments in the general categories of the acquired identified intangible assets:

	Preliminary Estimated Useful Life (years)	Historical Carrying Amount	Preliminary Fair Value Adjustment	Preliminary Fair Value
Trade names	15	$17.2	$48.6	$65.8
Customer relationships	15	176.6	195.1	371.7
Technology	14	13.9	159.4	173.3
Non-compete agreements	5	4.9	25.8	30.7
Favorable leasehold position	4	—	2.4	2.4
		$212.6	$431.3	$643.9

With Leggett's adoption of ASU 2016-02 on January 1, 2019, the favorable leasehold position discussed above will be recorded as a right of use asset when purchase accounting is applied to the January 16, 2019 closing balance sheet of ECS.

5e. Based on the preliminary allocation of the purchase price, $538.0 of goodwill was recorded and was calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

5f. Reflects deferred income tax liabilities resulting from fair value adjustments. The estimates of deferred tax liabilities were determined based on the book and tax basis differences of the fair value step-ups attributable to the net assets acquired at a weighted average statutory tax rate of 25%. The weighted average statutory tax rate was based

Exhibit 99.3

upon the jurisdictions of the net assets acquired. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired by jurisdiction.

5g. Represents the elimination of transactions between Leggett and ECS reflected in the historical balance sheets of Leggett and ECS as follows:

Amounts included in ECS accounts receivable and Leggett accounts payable	$(1.0)
Amounts included in Leggett accounts receivable and ECS accounts payable	(.4)
Pro forma reduction to accounts receivable and accounts payable	$(1.4)
5h. Represents the elimination of historical ECS debt that Leggett did not assume in the ECS Acquisition.
5i. Represents the elimination of the historical equity accounts of ECS that were eliminated as part of the purchase accounting.
5j. Represents the elimination of an ECS employee incentive plan obligation not assumed by Leggett.
6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments Related to Financing the Acquisition
6a. To fund the ECS Acquisition, the Company issued $750.0 of commercial paper under its existing commercial paper program and issued a $500.0 term loan from its existing banking partners. $37.5 of the term loan is due within twelve months of December 31, 2018 and has been classified as current maturities of long-term debt. Debt issuance costs of $2.1 related to the expansion of our commercial paper program and the issuance of our term loan were recorded in the Company's December 31, 2018 historical balance sheet.
7. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Related to the Acquisition

7a. This adjustment represents the elimination of sales activity between Leggett and ECS reflected in the historical statements of operations of Leggett and ECS as follows:

Sales by ECS to Leggett	$(1.9)
Sales by Leggett to ECS	(.5)
Pro forma reduction of Net sales	$(2.4)

7b. Cost of goods sold has been adjusted by the effect of sales activity between Leggett and ECS and purchase accounting adjustments as follows:

Purchases by Leggett of ECS products	$(1.9)
Purchases by ECS of Leggett products	(.5)
Removal of historical ECS depreciation expenses	(5.9)
Depreciation expense on revalued property, plant and equipment	7.5
Pro forma reduction of Cost of goods sold	$(.8)

The profit elimination on inventories was immaterial (and no pro forma adjustment recorded) as the amount of Leggett inventory at ECS facilities as of December 29, 2018, and the amount of ECS inventory at Leggett facilities as of December 31, 2018 was immaterial.

7c. Selling and administrative expenses have been adjusted as follows:

Removal of historical ECS depreciation expenses	$(1.0)
Depreciation expense on revalued property, plant and equipment	1.2
Direct, incremental acquisition related costs	(3.9)
Pro forma reduction of Selling and administrative expenses	$(3.7)

Direct, incremental acquisition related costs include financial advisory fees, legal, accounting, and other professional fees incurred by the Company and ECS. These costs are directly related to the Transaction and nonrecurring in nature.

Exhibit 99.3

7d. Represents the elimination of historical ECS intangible asset amortization of $11.3 and the recognition of pro forma amortization expense of $48.3 on the portion of the purchase price allocated to definite-lived intangible assets as follows:

	Preliminary Estimated Useful Life (years)	Preliminary Fair Value Adjustment	Preliminary Estimated Annual Amortization Expense
Trade names	15	$65.8	$4.4
Customer relationships	15	371.7	24.8
Technology	14	173.3	12.4
Non-compete agreements	5	30.7	6.1
Favorable leasehold position	4	2.4	.6
		$643.9	$48.3
Less: historical ECS amortization			(11.3)
Pro forma adjustment of amortization expense			$37.0

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life. An increase/decrease of one year in the estimated useful lives would decrease/increase amortization expense by $4.3 for the year ended December 31, 2018. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $4.9 for the year ended December 31, 2018.

7e. This adjustment represents the elimination of a $3.2 charge for a financing commitment fee related to our temporary bridge financing arrangement entered into concurrent with the signing of the agreement to purchase ECS in November 2018. This non-refundable fee was amortized over the commitment period, which ended in December 2018 concurrent with the expansion of our credit facility and agreement upon a 5-year term loan. This charge was recorded in interest expense and was directly related to the Transaction and nonrecurring in nature.

7f. Represents the income tax effect for the unaudited pro forma condensed combined statement of operations adjustments related to the acquisition of ECS calculated using a weighted average statutory tax rate of 25%. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary in periods subsequent to the merger. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

Exhibit 99.3

8. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Related to Financing the Acquisition

8a. Represents adjustments to eliminate the interest expense in the historical ECS statement of operations and the addition of interest expense and amortization of debt issuance costs related to the financing transactions discussed above. A recap of these adjustments is presented below:

Commercial paper interest expense	$21.5	[1]
Term loan interest expense	19.1	[2]
Amortization of debt issuance costs	.4	[3]
	41.0
Historical ECS interest expense	41.2
Pro forma adjustment of interest expense	$(.2)

[1]
Assumes $750.0 million of commercial paper was outstanding for all of 2018 at an interest rate of 2.87%, which was the average rate of all outstanding commercial paper on the date of the Transaction. An increase/ decrease of 1/8 percent in this rate would result in an increase/decrease in interest expense of $.9.

[2]
Assumes the $500.0 term loan, less current maturities, was outstanding during 2018 at an average interest rate of 3.90%, which was the rate of the term loan on the date of the Transaction. This rate is based on the interest rate formula contained in the term loan agreement. An increase/decrease of 1/8 percent would result in an increase/ decrease of interest expense of $.6.

[3]	Estimated annual amortization of debt issuance costs of $2.1 directly incurred for the expansion of the commercial paper program and the term loan.

8b. Represents the income tax effect of the pro forma adjustments related to the financing of the Transaction calculated using a weighted average statutory rate of 25%.
8c. Leggett did not issue any stock or stock-based awards in connection with the Acquisition. Therefore, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Leggett historical amounts.